As filed with the Securities and Exchange Commission on March 17, 2022

Registration No. 333-129113

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BK Technologies Corporation
(Exact name of registrant as specified in its charter)

Nevada	83-4064262
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

7100 Technology Drive

West Melbourne, FL 32904

(321) 984-1414

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William P. Kelly

Executive Vice President & Chief Financial Officer

7100 Technology Drive

West Melbourne, FL 32904

(321) 984-1414

(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

C. Parkinson Lloyd, Esq.

S. Chase Dowden, Esq.

Kirton McConkie PC

50 E. South Temple, Suite 400

Salt Lake City, UT 84111

(801) 328-3600 (telephone)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE –

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (Commission File No. 333-129113), originally filed by RELM WIRELESS CORPORATION, a Nevada corporation (“RELM”), with the Securities and Exchange Commission (the “SEC”) on October 19, 2005 (as amended, the “Registration Statement”), registering the resale of up to 2,584,053 shares of RELM’s common stock, from time to time, by the selling shareholder named in the Registration Statement and by such selling shareholder’s permitted transferees identified as selling shareholders in a prospectus supplement filed on November 2, 2005.

On March 11, 2019, RELM, which had changed its name to BK Technologies, Inc., announced that its board of directors had approved the implementation of a holding company reorganization (the “Reorganization”). On March 28, 2019, RELM implemented the Reorganization, which resulted in BK Technologies Corporation (“BKTI”) becoming the direct parent company of, and the successor issuer to, RELM (then named BK Technologies, Inc.). At the effective time of the Reorganization, each share of RELM common stock issued and outstanding immediately prior such time automatically converted into an equivalent corresponding share of BKTI common stock. BKTI’s common stock continued to be listed on the NYSE American under the ticker symbol “BKTI.”

BKTI now seeks to deregister all shares of Common Stock that remain unsold under the Registration Statement as of the date hereof because its obligation to keep the Registration Statement effective pursuant to the terms of its agreement with the selling shareholders has terminated. Pursuant to the undertaking of BKTI as required by Item 512(a)(3) of Regulation S-K, BKTI is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any remaining unsold shares of Common Stock pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Melbourne, State of Florida, on March 17, 2022.

BK Technologies Corporation

By:	/s/ William P. Kelly
William P. Kelly
Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John M. Suzuki	Chief Executive Officer, Director	March 17, 2022
John M. Suzuki	(Principal Executive Officer)

/s/ William P. Kelly	Executive Vice President & Chief Financial Officer	March 17, 2022
William P. Kelly	(Principal Financial Officer and Principal Accounting Officer)

/s/ D. Kyle Cerminara	Director	March 17, 2022
D. Kyle Cerminara

/s/ Michal R. Dill	Director	March 17, 2022
Michael R. Dill

/s/ Charles T. Lanktree	Director	March 17, 2022
Charles T. Lanktree

/s/ E. Gray Payne	Director, Chairman of the Board of Directors	March 17, 2022
E. Gray Payne

/s/ R. Joseph Jackson	Director	March 17, 2022
R. Joseph Jackson

/s/ Inez M. Tenenbaum	Director	March 17, 2022
Inez M. Tenenbaum

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